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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                                 EUROMED, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   298735101
            -------------------------------------------------------
                                 (CUSIP Number)


              Gregory Alan Gaylor: 11440 West Bernardo Ct Ste 300
                       San Diego, CA 92127 (619)674-6669
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               February 12, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                 SEC 1746(12-91)

                                  SCHEDULE 13D

CUSIP NO. 298735101                                           PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory Alan Gaylor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States of America
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           Gaylor: 126,500
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          373,123
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER


               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     503,723 shares for reporting group
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     39.45%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                         2 of 11

                                  SCHEDULE 13D

CUSIP NO. 298735101                                           PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jan Bouwman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    No funds were used
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    The Netherlands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           Bouwman: 4,100
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          373,123
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER


               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     503,723 shares for reporting group
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     39.45%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                         3 of 11

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman

1.    Security and Issuer:

         Common Stock
         EuroMed, Inc.
         Wilhelminakanaal Noord 6
         4902 VR  Oosterhout
         The Netherlands

2.    Identity and Background:

         (a)      Gregory Alan Gaylor
         (b)      11440 West Bernardo Court
                  Suite 300
                  San Diego, California  92127

         (c)      Investor
                  Maverick Advisors, Inc.
                  11440 West Bernardo Court
                  Suite 300
                  San Diego, California  92127

         (d)      No
         (e)      No
         (f)      USA

3.    Source and Amount of Funds or Other Consideration:

         No funds were used. Proxies were acquired under consent of shareholder(s)

4.    Purpose of Transaction:

         The reporting individuals herein desire to replace the board of directors of the issuer.

5.    Interest in Securities of the Issuer:

         (a) 503,723 aggregate shares for reporting group, 39.45% based upon 1,277,000 total shares outstanding - such information as disclosed by the issuer on December 8, 1997.

         (b) 126,500 shares sole voting power; 373,123 shares shared voting power, with Jan Bouwman

         (c)      Proxies were received for shares in aggregate of 101,175.

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman

         (d)      Not applicable

         (e)      Not applicable

6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:

         Proxies for the issuer's common stock were acquired from the following, with proxies in bold highlighted to designate those, which were acquired subsequent to the previous 13DA filing:

Edwin Kissel MD, Hilda Ann Kissel JTWROS                                           42,200
Barbara Schiller                                                                   22,800
CIMO ASSET MANAGEMENT                                                              26,100
Walter Schiller                                                                    20,000
Carol J. Piazza Trustee Piazza Family Trust                                        15,450
Vern Maynard FBO Maynard Family Trust                                              15,000
GOLDEN SHARE INVESTMENTS, LTD.                                                     15,000
William C. Gaylor IRA                                                              11,558
Saul Steinberg                                                                     10,000
DAVID RAPAPPORT                                                                    10,000
Frank Knight                                                                        8,000
C.D.J. Evers                                                                        6,500
Robert M. Mitchell                                                                  6,500
Jack Bob Wine FBO Jack Bob Wine Trust                                               6,000
Marc Voit                                                                           5,700
Gary A. Bartlett                                                                    5,400
MEI YU YANG CHIANG                                                                  5,000
John K. Waken + Gracie E. Waken Co TTEES FBO Waken Tr                               5,000
Sal Federico                                                                        5,000
Randall M. Toig                                                                     5,000
Henry Miyatake                                                                      5,000
William G. Paton                                                                    5,000
Reb. Ephraim Chaim, Rochel Charitable Foundation                                    4,500
EDWARD J. ANDERSON                                                                  4,500
LAWRENCE SCHNEIDER TTEE SCHNEIDER FAMILY TRUST                                      4,000
CHENG HAN SHIAO                                                                     3,200
G. MARK TARPIN                                                                      3,000
Edward K. Binggeli                                                                  3,000
Espy P. Gregory                                                                     3,000
HSIU LING HSIAO                                                                     2,800
Russell Sargeant FBO Russell Sargeant Trust                                         2,300
Robert J. Vissa, Jr.                                                                2,100
MILLENNIUM FINANCIAL GROUP, INC.                                                    2,000
WILLIAM A. SCHWARTZ IRA                                                             2,000

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


MYUNG WOODS                                                                         2,000
CLARENCE T. YIM IRA                                                                 2,000
CLIFFORD D. KESTER TTE KESTER SURVIVOR'S TRUST                                      2,000
R.E. Keefe MD Tr FBO R.E. Keefe MD Trust                                            2,000
Raymond T. Stewart IRA                                                              2,000
Wesley D. Mitchell                                                                  2,000
James Carroll Hill Trust, Adrian L. Hill Trustee                                    2,000
Adrian L. + Margaret J. Hill Trust, Adrian L., Margaret J. Hill TTEES               2,000
Ronald F. Anderson, Nykole Anderson JTWROS                                          2,000
R.E. Keefe Jr. Tr, Keefe Family Trust                                               2,000
Riad, Florence Abou-Mourad, JTWROS                                                  2,000
Har Rose Farms                                                                      1,825
CAROL J. URIBE                                                                      1,750
Eileen S. Cassidy                                                                   1,631
Jacques Michel Vidal                                                                1,600
Ingrid Kaempfert                                                                    1,600
Steve Coles                                                                         1,500
Carl B.O. Connor                                                                    1,500
Thomas J. Langan                                                                    1,500
Peter Stein,                                                                        1,464
Jean S. Crocco                                                                      1,400
VINCENT M. MOORE IRA                                                                1,300
Stephen J. McArdle III, Susan Pleu, JTWROS                                          1,300
Ardis G. Avey Trust                                                                 1,125
Teague S. Crocco                                                                    1,100
DALE SINCLAIR                                                                       1,000
JOANNA M. GAUCHER                                                                   1,000
DONNA H. BLACKBURN                                                                  1,000
JOHN L. BLOOM                                                                       1,000
DON B. SCHIERLING FOR MATTHEW C. SCHIERLING                                         1,000
GEORGE TURNER                                                                       1,000
B.D. WATSON, JR.                                                                    1,000
Steven D., Carol A. Moore, JTWROS                                                   1,000
Wing Mark                                                                           1,000
Townley L., Jane A. Anderson                                                        1,000
Nancy L. Armstrong, Josephine Ulrech JT TEN                                         1,000
John R. Parks, III                                                                  1,000
Harvey N. Short Trustee, FBO Harvey N. Short Trust                                  1,000
James J., Karen L. Esper, TTEES Esper Family Nominee TR                             1,000
Manuel Skip Molina                                                                  1,000
Barry Braune                                                                        1,000
Patrick Vesey, Jean Vesey JTWROS                                                    1,000
FTC TR JB+R Graphic Services, Jasper W. Ormand                                      1,000
Lloyd L. Smith                                                                      1,000

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


Eugene L. Nakamura                                                                  1,000
Philip M. Hanna, IRA                                                                1,000
Julie I. Lane, IRA                                                                  1,000
Linda M. Wood, IRA                                                                  1,000
Harry E. Schorle, IRA                                                               1,000
Carl Carlzen                                                                        1,000
Mavys Hendrix                                                                         910
Elaine McAninch                                                                       910
YEN HSU CHEN                                                                          900
William A. Carey, Jr.                                                                 775
ANTOINETTE BELINA                                                                     750
Ann, Warren Renfroe, JTWROS                                                           700
NORA MEEHAN                                                                           600
Herman F. Zerweck                                                                     600
DR. SUBODH VATS, SHASHI VATS JT TEN                                                   500
ROBERT C. PIKE, MARTHA A. PIKE                                                        500
DAVID SILBERBERG                                                                      500
TIMOTHY A. GODSIN                                                                     500
E.W. HIBBARD                                                                          500
PEGGY BERGLAS                                                                         500
CHARLOTTE HINEY                                                                       500
WADE JACOBSEN                                                                         500
Gloria Luxenberg Trust                                                                500
Frederick Weiner                                                                      500
Samuel B. Magids                                                                      500
DAVID BOUCHER                                                                         475
CARLO D/CAVALIERE, BARBARA A. CAVALIERE                                               400
TURNEY H. BRUNER                                                                      400
                                                                                  -------

Total Shares                                                                      373,123
                                                                                  =======


7. Material to Be Filed as Exhibits:

         No exhibits.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    2/16/98                       /s/ GREGORY ALAN GAYLOR
                                       Name/Title:  Gregory Alan Gaylor

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


1.    Security and Issuer:

         Common Stock
         EuroMed, Inc.
         Wilhelminakanaal Noord 6
         4902 VR  Oosterhout
         The Netherlands

2.    Identity and Background:

         (a)      Jan Bouwman
         (b)      Boerenstraat 21
                  4201 GA  Gorinchem
                  The Netherlands

         (c)      Financial Controller
                  Matrix Holding BV
                  Boerenstraat 21
                  4201 GA  Gorinchem
                  The Netherlands

         (d)      No
         (e)      No
         (f)      The Netherlands

3.    Source and Amount of Funds or Other Consideration:

         No funds were used. Proxies were acquired under consent of shareholder(s)

4.    Purpose of Transaction:

         The reporting individuals herein desire to replace the board of directors of the issuer.

5.    Interest in Securities of the Issuer:

         (a) 503,723 aggregate shares for reporting group, 39.45% based upon 1,277,000 total shares outstanding - such information as disclosed by the issuer on December 8, 1997.

         (b)      4100 shares sole voting power;
                  373,123 shares shared voting power, with Gregory Alan Gaylor

         (c)      Proxies were received for shares in aggregate of 101,175

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


         (d)      Not applicable

         (e)      Not applicable

6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:

         Proxies for the issuer's common stock were acquired from the following, with proxies in bold highlighted to designate those, which were acquired subsequent to the previous 13DA filing:

Edwin Kissel MD, Hilda Ann Kissel JTWROS                                           42,200
Barbara Schiller                                                                   22,800
CIMO ASSET MANAGEMENT                                                              26,100
Walter Schiller                                                                    20,000
Carol J. Piazza Trustee Piazza Family Trust                                        15,450
Vern Maynard FBO Maynard Family Trust                                              15,000
GOLDEN SHARE INVESTMENTS, LTD.                                                     15,000
William C. Gaylor IRA                                                              11,558
Saul Steinberg                                                                     10,000
DAVID RAPAPPORT                                                                    10,000
Frank Knight                                                                        8,000
C.D.J. Evers                                                                        6,500
Robert M. Mitchell                                                                  6,500
Jack Bob Wine FBO Jack Bob Wine Trust                                               6,000
Marc Voit                                                                           5,700
Gary A. Bartlett                                                                    5,400
MEI YU YANG CHIANG                                                                  5,000
John K. Waken + Gracie E. Waken Co TTEES FBO Waken Tr                               5,000
Sal Federico                                                                        5,000
Randall M. Toig                                                                     5,000
Henry Miyatake                                                                      5,000
William G. Paton                                                                    5,000
Reb. Ephraim Chaim, Rochel Charitable Foundation                                    4,500
EDWARD J. ANDERSON                                                                  4,500
LAWRENCE SCHNEIDER TTEE SCHNEIDER FAMILY TRUST                                      4,000
CHENG HAN SHIAO                                                                     3,200
G. MARK TARPIN                                                                      3,000
Edward K. Binggeli                                                                  3,000
Espy P. Gregory                                                                     3,000
HSIU LING HSIAO                                                                     2,800
Russell Sargeant FBO Russell Sargeant Trust                                         2,300
Robert J. Vissa, Jr.                                                                2,100
MILLENNIUM FINANCIAL GROUP, INC.                                                    2,000
WILLIAM A. SCHWARTZ IRA                                                             2,000

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


MYUNG WOODS                                                                         2,000
CLARENCE T. YIM IRA                                                                 2,000
CLIFFORD D. KESTER TTE KESTER SURVIVOR'S TRUST                                      2,000
R.E. Keefe MD Tr FBO R.E. Keefe MD Trust                                            2,000
Raymond T. Stewart IRA                                                              2,000
Wesley D. Mitchell                                                                  2,000
James Carroll Hill Trust, Adrian L. Hill Trustee                                    2,000
Adrian L. + Margaret J. Hill Trust, Adrian L., Margaret J. Hill TTEES               2,000
Ronald F. Anderson, Nykole Anderson JTWROS                                          2,000
R.E. Keefe Jr. Tr, Keefe Family Trust                                               2,000
Riad, Florence Abou-Mourad, JTWROS                                                  2,000
Har Rose Farms                                                                      1,825
CAROL J. URIBE                                                                      1,750
Eileen S. Cassidy                                                                   1,631
Jacques Michel Vidal                                                                1,600
Ingrid Kaempfert                                                                    1,600
Steve Coles                                                                         1,500
Carl B.O. Connor                                                                    1,500
Thomas J. Langan                                                                    1,500
Peter Stein,                                                                        1,464
Jean S. Crocco                                                                      1,400
VINCENT M. MOORE IRA                                                                1,300
Stephen J. McArdle III, Susan Pleu, JTWROS                                          1,300
Ardis G. Avey Trust                                                                 1,125
Teague S. Crocco                                                                    1,100
DALE SINCLAIR                                                                       1,000
JOANNA M. GAUCHER                                                                   1,000
DONNA H. BLACKBURN                                                                  1,000
JOHN L. BLOOM                                                                       1,000
DON B. SCHIERLING FOR MATTHEW C. SCHIERLING                                         1,000
GEORGE TURNER                                                                       1,000
B.D. WATSON, JR.                                                                    1,000
Steven D., Carol A. Moore, JTWROS                                                   1,000
Wing Mark                                                                           1,000
Townley L., Jane A. Anderson                                                        1,000
Nancy L. Armstrong, Josephine Ulrech JT TEN                                         1,000
John R. Parks, III                                                                  1,000
Harvey N. Short Trustee, FBO Harvey N. Short Trust                                  1,000
James J., Karen L. Esper, TTEES Esper Family Nominee TR                             1,000
Manuel Skip Molina                                                                  1,000
Barry Braune                                                                        1,000
Patrick Vesey, Jean Vesey JTWROS                                                    1,000
FTC TR JB+R Graphic Services, Jasper W. Ormand                                      1,000
Lloyd L. Smith                                                                      1,000

            Schedule 13D Amendment (2) EuroMed, Inc. Cusip 298735101
                  Respondents: Gregory Alan Gaylor Jan Bouwman


Eugene L. Nakamura                                                                  1,000
Philip M. Hanna, IRA                                                                1,000
Julie I. Lane, IRA                                                                  1,000
Linda M. Wood, IRA                                                                  1,000
Harry E. Schorle, IRA                                                               1,000
Carl Carlzen                                                                        1,000
Mavys Hendrix                                                                         910
Elaine McAninch                                                                       910
YEN HSU CHEN                                                                          900
William A. Carey, Jr.                                                                 775
ANTOINETTE BELINA                                                                     750
Ann, Warren Renfroe, JTWROS                                                           700
NORA MEEHAN                                                                           600
Herman F. Zerweck                                                                     600
DR. SUBODH VATS, SHASHI VATS JT TEN                                                   500
ROBERT C. PIKE, MARTHA A. PIKE                                                        500
DAVID SILBERBERG                                                                      500
TIMOTHY A. GODSIN                                                                     500
E.W. HIBBARD                                                                          500
PEGGY BERGLAS                                                                         500
CHARLOTTE HINEY                                                                       500
WADE JACOBSEN                                                                         500
Gloria Luxenberg Trust                                                                500
Frederick Weiner                                                                      500
Samuel B. Magids                                                                      500
DAVID BOUCHER                                                                         475
CARLO D/CAVALIERE, BARBARA A. CAVALIERE                                               400
TURNEY H. BRUNER                                                                      400
                                                                                  -------

Total Shares                                                                      373,123
                                                                                  =======

7. Material to Be Filed as Exhibits:

         No exhibits.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    2/16/98                       /s/ JAN BOUWMAN
                                       Name/Title:  Jan Bouwman